NEWS RELEASE

FOR IMMEDIATE RELEASE

November 10, 2006

CAPITOL FEDERAL FINANCIAL

REPORTS FISCAL YEAR 2006 RESULTS

Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) today announced results for its fiscal year and the quarter ended September 30, 2006. Highlights for the fiscal year include:

•	net income of $48.1 million,

•	diluted earnings per share of $0.66,

•	efficiency ratio of 48.03%,

•	declared regular quarterly dividend of $0.50 per share payable November 17, 2006 to shareholders of record as of November 3, 2006, and

•	declared a special year end dividend of $0.09 per share payable December 1, 2006 to shareholders of record as of November 17, 2006.

Comparison of Operating Results for the Quarters Ended September 30, 2006 and 2005

For the quarter ended September 30, 2006, Capitol Federal Financial (“the Company”) recognized net income of $9.9 million, diluted earnings per share of $0.14, compared to net income of $12.8 million for the same quarter one year ago. The $2.9 million decrease in net income was primarily a result of a $6.1 million decrease in net interest and dividend income offset by a $2.0 million decrease in income tax expense.

Net interest and dividend income in the current quarter was $28.6 million compared to $34.7 million for the same quarter one year ago. The $6.1 million decrease between the two quarters was a result of an $11.0 million increase in interest expense, which was partially offset by a $4.9 million increase in interest and dividend income.

Interest income on loans receivable for the quarter was $77.0 million compared to $71.8 million for the prior year quarter. The $5.2 million increase in interest income was due equally to increases in the weighted average yield and average balance of the loan portfolio. The weighted average yield of the loan portfolio increased 20 basis points, to 5.60% for the current quarter. The increase in the yield can be attributed to loans originated and purchased during fiscal year 2006 at rates higher than the overall loan portfolio rate, adjustable-rate mortgage (“ARM”) loans repricing to higher rates, and an increase in the weighted average rate of the consumer loan portfolio due primarily to the repricing of home equity lines of credit and higher rates on consumer loan originations. The $186.6 million increase in the average balance of the loan portfolio between the two periods was primarily due to the origination and purchase of mortgage loans and a slowdown in prepayment speeds due to higher long-term interest rates during fiscal year 2006 compared to fiscal year 2005.

Interest income on mortgage-related securities for the quarter was $19.3 million compared to $20.5 million for the prior year quarter. The $1.2 million decrease in interest income was a result of a $450.4 million decrease in the average balance of the mortgage-related securities portfolio between the two periods. The average balance decreased as a result of maturities and repayments during fiscal year 2006 that were only partially replaced. The decrease in the average balance was largely offset by a 64 basis point increase in the portfolio weighted average yield to 4.23% for the current quarter. The increase in the weighted average yield was primarily a result of adjustable-rate securities in the portfolio repricing to higher market rates.

Interest income on investment securities for the quarter was $4.6 million compared to $4.9 million for the prior year quarter. The $389 thousand decrease in interest income was primarily a result of a $22.3 million decrease in the average balance of the portfolio and a 14 basis point decrease in the weighted average portfolio yield to 4.42% for the current quarter. The decrease in the average balance was a result of a lower balance at the beginning of the current quarter compared to the prior quarter due to called and maturing securities during the current fiscal year. The decrease was partially offset by the purchase of securities during the current quarter. The decrease in the weighted average yield of the portfolio was attributed to called and maturing securities during fiscal year 2006 with weighted average yields higher than that of the remaining portfolio.

Interest expense on deposits for the current quarter was $34.7 million compared to $26.0 million for the prior year quarter. The $8.7 million increase in interest expense was primarily a result of an increase in the average rate on the money market and certificate of deposit portfolios. The weighted average rate of the money market portfolio for the current quarter was 3.25% compared to 2.06% for the prior year quarter. The weighted average rate of the certificate of deposit portfolio for the current quarter was 4.28% compared to 3.25% for the prior year quarter. Capitol Federal Savings Bank (the “Bank”) increased certain retail deposit rates in response to the general trend of increasing interest rates to remain competitive in its markets, which resulted in an increase in the weighted average rate of the money market and certificate of deposit portfolios.

Interest expense on Federal Home Loan Bank ("FHLB") advances for the current quarter was $40.2 million compared to $38.2 million for the prior year quarter. The $2.0 million increase in interest expense was a result of an increase in the paying rate on the interest rate swaps, partially offset by a decrease in the average balance of advances as a result of the repayment of $200.0 million in maturing advances during fiscal year 2006. The weighted average paying rate on the variable-rate interest rate swaps was 7.84% for the current quarter compared to 5.99% for the prior year quarter. The 185 basis point increase was due to the increase in the one month LIBOR rate between the two periods. Currently, the Company is in a net paying position on the interest rate swaps. If the one month LIBOR rate remains higher than 3.68% (weighted average break even one month LIBOR rate), then the Bank will continue to be in a paying position on the interest rate swaps.

Total other income was $6.9 million compared to $5.9 million for the prior year quarter. The $1.0 million increase in other income was primarily due to a $1.1 million net gain on trading securities which was partially offset by a $472 thousand other-than-temporary impairment of available-for-sale (“AFS”) mortgage-related securities at September 30, 2006. During management’s quarterly review of the AFS portfolio, securities were identified that management did not have the intent to hold to maturity primarily because their performance was below expectations set by the Asset and Liability Committee. As a result of this decision, an impairment of $472 thousand was recognized during the current quarter related to these securities. As of the date of this release, the aforementioned AFS securities and trading securities have been sold at approximately book value. Insurance commission income increased $241 thousand as a result of commissions paid due to the lower level of claims experienced by the insurance companies with whom the Bank does business. Retail fees and charges increased $102 thousand primarily as a result of increased debit card usage, partially offset by a decrease in the amount of checking account fees.

Total other expenses for the current quarter were relatively flat compared to the prior year quarter, at $19.2 million and $19.3 million, respectively. The decrease was primarily due to a decrease in salaries and employee benefits, regulatory and other services, and deposit and loan transaction fees of $1.1 million, offset by a $556 thousand increase in other expense, net and a $420 thousand increase in advertising expense. The $540 thousand decrease in salaries and employee benefits was due to a reduction in the costs associated with the short-term performance plan due to actual corporate performance targets exceeding minimum performance levels but falling below targeted performance levels. The $321 thousand decrease in regulatory and outside services expense was primarily a result of a reduction in consulting fees associated with Section 404 of the Sarbanes-Oxley Act of 2002 compliance due to higher expenses associated with the first year of compliance during the prior year quarter. The decrease of $233 thousand in deposit and loan transaction fees was due primarily to rebates and refunds received from Visa for special marketing campaigns and assessments and to a reduction in electronic banking expense. The increase in other expense, net was due primarily to the prior year quarter including a $418 thousand net recovery on the valuation of mortgage servicing rights, compared to an impairment of $15 thousand in the current quarter. The $420 thousand increase in advertising expense was a result of the timing of advertising campaigns.

Income tax expense for the current quarter was $6.3 million compared to $8.3 million in the prior year quarter. The decrease in income tax expense was a direct result of a decrease in earnings compared to the prior year quarter. The effective tax rate for the current quarter was 38.9%, compared to 39.3% for the prior year quarter. The decrease in the effective tax rate was primarily a result of a change in the Company’s estimate of the impact of tax benefits associated with the Employee Stock Ownership Plan ("ESOP").

The Company’s efficiency ratio for the current quarter was 54.11% compared to 47.47% for the prior year quarter. The increase in the efficiency ratio was largely due to the decrease in net interest income. The efficiency ratio measures a financial institution’s total other expenses as a percent of its net interest income and its other income. A lower value indicates that a financial institution is generating revenue with a lower level of expense. Another measure of a financial institution’s ability to operate efficiently is the ratio of operating expenses to total average assets, the “operating expense ratio”. The Company’s operating expense ratio for the current quarter was 0.94%, compared to 0.92% for the prior year quarter.

Comparison of Operating Results for the Fiscal Years Ended September 30, 2006 and 2005

For the fiscal year ended September 30, 2006, the Company recognized net income of $48.1 million compared to net income of $65.1 million in fiscal year 2005. The $17.0 million decrease in net income was primarily a result of a $28.9 million decrease in net interest and dividend income offset by a $9.7 million decrease in income tax expense.

Net interest and dividend income in the current fiscal year was $127.0 million compared to $155.9 million in the prior fiscal year. The $28.9 million decrease between the two periods was a result of a $39.7 million increase in interest expense, which was partially offset by a $10.8 million increase in interest and dividend income. The increase in interest expense was mainly attributable to higher rates on the certificate of deposit portfolio, money market portfolio and the interest rate swaps which are all generally priced based upon short-term interest rates (two year and shorter maturities).

Interest income on loans receivable in the current fiscal year was $303.8 million compared to $274.0 million in the prior fiscal year. The $29.8 million increase in loan interest income was primarily due to a $483.8 million increase in the average balance of the portfolio as a result of loan originations and purchases, and a slowdown in prepayment speeds during fiscal year 2006. The weighted average yield of the loan portfolio for the current fiscal year increased 6 basis points to 5.49%, compared to 5.43% for the same period one year ago. The increase in the yield was due to consumer loans repricing to higher rates, fixed- and adjustable-rate mortgage loans originated and purchased at rates generally higher than the average yield on the existing loan portfolio, and ARM loans repricing to higher rates.

Interest income on mortgage-related securities in the current fiscal year was $75.8 million compared to $91.7 million in the prior fiscal year. The $15.9 million decrease in interest income was a result of a $615.7 million decrease in the average balance of the portfolio, which was partially offset by an increase in the weighted average yield of 34 basis points to 3.98% for the current fiscal year. The weighted average yield increased during the current fiscal year primarily due to adjustable-rate securities in the portfolio repricing to a higher rate.

Interest income on investment securities in the current fiscal year was $18.0 million compared to $25.0 million in the prior fiscal year. The $7.0 million decrease in interest income was primarily a result of a $123.9 million decrease in the average balance of the portfolio and, to a lesser extent, a 28 basis point decrease in the weighted average yield to 4.45% for the current fiscal year. The decrease in the average balance was a result of the timing of called and maturing securities and the purchase of new securities. The decrease in the weighted average yield of the portfolio was attributed to called and maturing securities with weighted average yields higher than that of the remaining portfolio.

Interest expense on deposits in the current fiscal year was $122.5 million compared to $97.0 million in the prior fiscal year. The $25.5 million increase was primarily a result of an increase in the average rate on the certificate of deposit and money market portfolios which was slightly offset by a decrease in the average balance of the certificate of deposit, money market, and savings portfolios. The weighted average rate of the certificate of deposit portfolio for the current fiscal year was 3.86% compared to 3.00% for the prior fiscal year. The weighted average rate of the money market portfolio for the current fiscal year was 2.66% compared to 1.82% for the prior fiscal year. The Bank increased certain deposit rates in response to the general trend of increasing interest rates to remain competitive in its markets, which resulted in an increase in the weighted average rate of the certificate of deposit and money market portfolios.

Interest expense on FHLB advances in the current fiscal year was $157.2 million compared to $144.1 million in the prior fiscal year. The $13.1 million increase in interest expense was primarily a result of an increase in the paying rate on the interest rate swaps, partially offset by a decrease in the average FHLB advance balance. The weighted average paying rate on the variable-rate interest rate swaps was 7.22% for the current fiscal year compared to 5.26% for prior fiscal year. The 196 basis point increase was due to the increase in the one month LIBOR rate between the two periods. The average balance of FHLB advances decreased as a result of the repayment of $200.0 million of maturing FHLB advances during fiscal year 2006.

During the current fiscal year, the Bank recorded a provision for loan losses of $247 thousand compared to $215 thousand in the prior fiscal year. The increase in the provision for loan losses in the current fiscal year was a result of replacing amounts in the general valuation allowance for loans transferred to specific reserves, and also a result of the movement of loans between risk categories in the general valuation model.

Total other income increased $1.5 million to $24.8 million during the current fiscal year compared to $23.3 million for the prior fiscal year. The increase in other income was primarily due to a $1.1 million net gain on trading securities. Retail fees and charges increased $978 thousand as a result of increased debit card usage, an increase in overdraft protection fees, and a decrease in the amount of overdrawn account charge-offs between periods. Insurance commission income increased $464 thousand as a result of an increase in premiums written and an increase in commissions due to the lower level of claims experienced by the insurance companies with whom the Bank does business. These increases were partially offset by a $472 thousand other-than-temporary impairment on AFS mortgage-related securities at September 30, 2006 and decreases in loan fees and other income, net. Loan fees decreased $269 thousand primarily as a result of a reduction in service fees on sold loans. Other income, net decreased $297 thousand primarily as a result of a decrease in profits on sales of real estate owned and fewer properties sold.

Total other expenses decreased $763 thousand to $72.9 million during the current fiscal year compared to $73.6 million for the prior fiscal year. The decrease was due to a $1.3 million decrease in regulatory and other services, salaries and employee benefit expenses, and advertising expense, offset by an $869 thousand increase in other expense, net. The $624 thousand decrease in regulatory and other services was related to higher consulting and audit fees in fiscal year 2005 associated with the first year of compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The $422 thousand decrease in salaries and employee benefits was primarily a result of a decrease in the costs associated with the short-term performance plan as a result of the Company’s performance and the ESOP due to a decrease in the average market value of the Company’s stock compared to the prior year. The decrease in costs were partially offset by a $208 thousand increase in the cost associated with the recognition and retention plan (“RRP”) as a result of RRP grants during the current fiscal year. Advertising expense decreased $274 thousand due primarily to the timing of advertising campaigns and sponsorship programs. The increase in other, net was due to miscellaneous operational expenses which were individually insignificant.

Income tax expense for the current fiscal year was $30.6 million compared to $40.3 million for the prior fiscal year. The decrease was primarily a result of a decrease in earnings in the current fiscal year compared to the prior fiscal year. The effective tax rate for the current fiscal year was 38.9%, compared to 38.3% for the prior fiscal year. The increase in the effective tax rate was primarily a result of a change in the Company’s estimate of the impact of tax benefits associated with the ESOP.

The Company’s efficiency ratio for the current fiscal year was 48.03% compared to 41.19% for the prior fiscal year. The increase in the efficiency ratio was due largely to the decrease in net interest income. The Company’s operating expense ratio for the current fiscal year was 0.88%, compared to 0.87% for the prior fiscal year.

During the majority of fiscal year 2006, the yield curve was flat or slightly inverted, which generally means the yield on treasuries with maturities longer than one year were either slightly lower than longer-term treasuries, equaled or exceeded the yield on long-term treasuries. This yield curve environment has sustained the compression of the Company’s net interest margin during fiscal year 2006. The forward yield curve generally indicates that the market expects interest rates on treasury securities across all maturities to remain generally flat, with changes in rates of less than 25 basis points, through the first fiscal quarter of 2007. The current inverted-to-flat yield curve scenario is likely to cause a continuation of the net interest margin compression since the interest-earning assets of the Company generally take longer to reprice relative to its interest-bearing liabilities.

In light of the Company’s interest rate sensitivity, management classified the securities received from the Federal Home Loan Mortgage Corporation (“FHMLC”) in exchange for loans (“loan swap”) as trading. As of the date of this release, all securities received in the loan swap have been sold and the proceeds reinvested into short-term investments to improve the Bank’s interest rate risk profile.  Additionally, management is considering paying off some portion of maturing FHLB advances rather than renewing them during fiscal year 2007.

With the continued pressure from a flat or inverted yield curve and the replacement of long-term fixed rate mortgage-related securities with shorter term securities, it is likely that the net interest margin will continue to decline Even with the challenging rate environment, it is management’s and the Board of Directors’ (“Board”)

intention to continue to pay regular quarterly dividends of $0.50 per share, as the Company has $116.0 million of cash and certificates of deposit at the holding company level at September 30, 2006.

Financial Condition as of September 30, 2006

Total assets decreased $210.6 million from $8.41 billion at September 30, 2005 to $8.20 billion at September 30, 2006. The decrease in assets was attributed mainly to a decrease in loans receivable of $243.0 million and a decrease in mortgage-related securities of $60.5 million. The decrease in these assets was partially offset by an increase in cash and cash equivalents of $124.7 million.

The decrease in loans receivable was primarily a result of an exchange of $404.8 million of mortgage loans for mortgage-related securities with the FHMLC in September 2006. The Bank will continue to service the mortgage loans exchanged. The mortgage-related securities received in the loan swap were classified as trading securities. There was not a related increase in the mortgage-related securities portfolio due to maturities of $564.4 million during fiscal year 2006, offset slightly by purchases of $111.1 million during the fiscal year.

Total liabilities decreased $208.8 million from $7.54 billion at September 30, 2005 to $7.34 billion at September 30, 2006. The decrease in liabilities was due primarily to the repayment of $200.0 million in FHLB advances, partially offset by a new FHLB advance of $46.0 million. The decrease in liabilities can also be attributed to a decrease in deposits of $59.9 million, which was primarily a result of a decrease in the money market portfolio.

Stockholders’ equity decreased $1.9 million from $865.1 million at September 30, 2005 to $863.2 million at September 30, 2006. The decrease was primarily a result of $46.9 million in dividend payments and partially a result of $16.7 million in stock repurchases. During fiscal year 2006, the Board approved a new stock repurchase program. Under the new plan, the Company intends to repurchase up to 500,000 shares from time to time, depending on market conditions, at prevailing market prices in open-market and other transactions. The shares would be held as treasury stock for general corporate use. The decrease in stockholders’ equity was partially offset by $48.1 million in net income and a $7.4 million increase in additional paid-in capital.

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank. The Bank has 38 branch locations in Kansas, 9 of which are in-store branches. The Bank employs 660 full time equivalent employees in the operation of its business and is one of the largest residential lenders in the State of Kansas.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, the future earnings and capital levels of Capitol Federal Savings Bank which could affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Chief Financial Officer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

All amounts and counts, except per share amounts, in the following tables are rounded to the nearest thousand (unless otherwise indicated) and, for the current year, are unaudited. Certain reclassifications have been made to the 2005 consolidated financial statements in order to conform with the 2006 presentation.

The following table presents selected balance sheet data for the Company at the dates indicated.

	Balance at
	September 30,	June 30,	September 30,
	2006	2006	2005
	(Dollars in thousands, except per share amounts)
Selected Balance Sheet Data:	(Unaudited)
Total assets	$8,199,073	$8,117,173	$8,409,687
Cash and cash equivalents	183,242	105,162	58,566
Investment securities	429,480	382,128	430,499
Mortgage-related securities	2,084,786	1,788,858	2,145,254
Loans receivable, net	5,221,117	5,564,502	5,464,130
Mortgage servicing rights	6,917	2,487	2,869
Capital stock of FHLB	165,130	167,556	182,259
Deposits	3,900,431	3,895,869	3,960,297
FHLB advances	3,268,705	3,207,865	3,426,465
Borrowings, other	53,467	53,453	53,410
Stockholders' equity	863,219	860,032	865,063
Accumulated other comprehensive loss	(1,543)	(4,359)	(3,769)
Equity to total assets at end of period	10.53%	10.60%	10.29%
Book value per share	$11.89	$11.85	$11.91
Shares outstanding	72,589,660	72,565,520	72,654,981

	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Dollars and shares in thousands, except per share amounts)
	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$77,034	$71,785	$303,822	$273,972
Mortgage-related securities	19,337	20,462	75,806	91,742
Investment securities	4,558	4,947	18,047	25,039
Capital stock of FHLB	2,574	2,139	9,913	8,134
Cash and cash equivalents	1,180	471	3,340	1,220
Total interest and dividend income	104,683	99,804	410,928	400,107

INTEREST EXPENSE:
Deposits	34,741	26,016	122,548	96,999
FHLB advances	40,212	38,197	157,197	144,110
Other borrowings	1,142	880	4,160	3,092
Total interest expense	76,095	65,093	283,905	244,201

NET INTEREST AND DIVIDEND INCOME	28,588	34,711	127,023	155,906
PROVISION FOR LOAN LOSSES	77	215	247	215
NET INTEREST AND DIVIDEND INCOME
AFTER PROVISION FOR LOAN LOSSES	28,511	34,496	126,776	155,691

OTHER INCOME:
Retail fees and charges	4,397	4,295	17,007	16,029
Insurance commissions	663	422	2,329	1,865
Loan fees	431	485	1,776	2,045
Gain on trading securities, net	1,076	--	1,076	--
Other-than-temporary impairment of AFS securities	(472)	--	(472)	--
Other, net	783	729	3,079	3,376
Total other income	6,878	5,931	24,795	23,315

OTHER EXPENSES:
Salaries and employee benefits	9,843	10,383	40,026	40,448
Occupancy of premises	3,432	3,412	12,970	12,796
Regulatory and other services	1,634	1,955	5,241	5,865
Deposit and loan transaction fees	1,007	1,240	4,332	4,346
Advertising	1,654	1,234	4,038	4,312
Other, net	1,605	1,049	6,261	5,864
Total other expenses	19,175	19,273	72,868	73,631
INCOME BEFORE INCOME TAX EXPENSE	16,214	21,154	78,703	105,375
INCOME TAX EXPENSE	6,303	8,310	30,586	40,316
NET INCOME	$9,911	$12,844	$48,117	$65,059

Basic earnings per common share	$0.14	$0.18	$0.66	$0.90
Diluted earnings per common share	$0.14	$0.18	$0.66	$0.89
Dividends declared per public share	$0.50	$0.50	$2.30	$2.00

Weighted average number of common shares outstanding:
Basic	72,558	72,665	72,595	72,506
Diluted	72,767	73,114	72,854	73,082

The following tables present the average balances of assets and liabilities and their related yields and costs for the periods indicated. The yields and costs include amortization of fees, costs, premiums and discounts which are considered adjustments to interest rates. Yields on tax-exempt securities are not calculated on a tax-equivalent basis.

	For the Three Months Ended		For the Three Months Ended
	September 30, 2006		September 30, 2005
	Average		Average
	Outstanding	Yield/	Outstanding	Yield/
	Balance	Rate	Balance	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$5,502,349	5.60%	$5,315,738	5.40%
Mortgage-related securities	1,826,499	4.23	2,276,926	3.59
Investment securities	412,013	4.42	434,297	4.56
Capital stock of FHLB	163,997	6.23	180,143	4.71
Cash and cash equivalents	93,095	5.03	56,697	3.29
Total interest-earning assets	7,997,953	5.23	8,263,801	4.83
Other noninterest-earning assets	164,325		155,077
Total assets	$8,162,278		$8,418,878

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Deposits	$3,881,477	3.55%	$3,968,963	2.60%
FHLB advances	3,215,093	4.89	3,436,204	4.37
Borrowings, other	53,457	8.36	53,401	6.45
Total interest-bearing liabilities	7,150,027	4.19	7,458,568	3.44
Other noninterest-bearing liabilities	150,838		95,046
Stockholders' equity	861,413		865,264
Total liabilities and stockholders' equity	$8,162,278		$8,418,878

Net interest rate spread		1.04%		1.39%
Net interest-earning assets	$847,926		$805,233
Net interest margin		1.43%		1.68%
Ratio of interest-earning assets
to interest-bearing liabilities		1.12		1.11

Return on average assets (annualized)		0.49%		0.61%
Return on average equity (annualized)		4.60%		5.94%
Average equity to average assets		10.55%		10.28%

	For the Year Ended		For the Year Ended
	September 30, 2006		September 30, 2005
	Average		Average
	Outstanding	Yield/	Outstanding	Yield/
	Balance	Rate	Balance	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$5,531,572	5.49%	$5,047,812	5.43%
Mortgage-related securities	1,902,579	3.98	2,518,237	3.64
Investment securities	405,329	4.45	529,214	4.73
Capital stock of FHLB	174,094	5.69	177,055	4.59
Cash and cash equivalents	70,155	4.76	48,147	2.53
Total interest-earning assets	8,083,729	5.08	8,320,465	4.81
Other noninterest-earning assets	159,286		174,914
Total assets	$8,243,015		$8,495,379

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Deposits	$3,912,353	3.14%	$4,055,631	2.39%
FHLB advances	3,284,554	4.73	3,442,395	4.16
Borrowings, other	53,378	7.69	53,380	5.71
Total interest-bearing liabilities	7,250,285	3.89	7,551,406	3.22
Other noninterest-bearing liabilities	129,875		89,943
Stockholders' equity	862,855		854,030
Total liabilities and stockholders' equity	$8,243,015		$8,495,379

Net interest rate spread		1.19%		1.59%
Net interest-earning assets	$833,444		$769,059
Net interest margin		1.57%		1.87%
Ratio of interest-earning assets
to interest-bearing liabilities		1.11		1.10

Return on average assets (annualized)		0.58%		0.77%
Return on average equity (annualized)		5.58%		7.62%
Average equity to average assets		10.47%		10.05%

The following table presents rate information at the dates indicated.

	September 30,
	2006	2005
Average Yield / Cost at End of Period:
(annualized)
Loans receivable	5.64%	5.49%
Mortgage-related securities	4.54	3.71
Investment securities	4.46	4.54
Deposits	3.61	2.67
FHLB advances	4.88	4.42
Borrowings, other	8.28	6.37

The following tables provide a summary of the activity in the portfolio of mortgage-related securities for the periods presented. The yields and weighted average life (“WAL”) for purchases are presented as recorded at the time of purchase. The yields for the beginning and ending balances are as of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining maturity of the underlying collateral after projected prepayment speeds have been applied. As previously discussed, management sold the securities received in the loan swap transaction as of the date of this release. Excluding the WAL of the trading securities, the WAL of the portfolio would have been 3.74 years at September 30, 2006.

	For the Three Months Ended
	September 30, 2006			September 30, 2005
	Amount	Yield	WAL	Amount	Yield	WAL
Mortgage-related securities:	(Dollars in thousands)
Beginning balance	$1,788,858	4.14%	3.85	$2,369,765	3.78%	2.98
Maturities and repayments	(125,549)			(221,101)
Net amortization of premiums/discounts	(1,222)			(3,150)
Purchases:
Fixed-rate	--	--	--	1,903	5.28	6.20
Adjustable-rate	22,239	5.95	1.88	--	--	--
Fair value of securities received in loan swap transaction	395,828	5.73	7.15	--	--	--
Other-than-temporary impairment of AFS securities	(472)			--
Change in valuation on securities:
Trading	1,076			--
AFS	4,028			(2,163)
Ending balance	$2,084,786	4.54%	4.39	$2,145,254	3.71%	3.38

	For the Year Ended
	September 30, 2006			September 30, 2005
	Amount	Yield	WAL	Amount	Yield	WAL
Mortgage-related securities:	(Dollars in thousands)
Beginning balance	$2,145,254	3.71%	3.38	$2,648,708	3.57%	3.35
Maturities and repayments	(564,355)			(797,929)
Net amortization of premiums/discounts	(7,032)			(12,153)
Purchases:
Fixed-rate	11,075	6.42	2.20	118,943	4.53	4.74
Adjustable-rate	100,031	5.97	2.08	190,563	4.50	4.86
Fair value of securities received in loan swap transaction	395,828	5.73	7.15	--	--	--
Other-than-temporary impairment of AFS securities	(472)			--
Change in valuation on securities:
Trading	1,076			--
AFS	3,381			(2,878)
Ending balance	$2,084,786	4.54%	4.39	$2,145,254	3.71%	3.38

The following tables provide a summary of the activity of investment securities for the periods presented. The yields and WAL for purchases are presented as recorded at the time of purchase. The yields for the beginning and ending balances are as of the period presented. The beginning and ending WAL is the estimated remaining maturity of the underlying collateral after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	September 30, 2006			September 30, 2005
	Amount	Yield	WAL	Amount	Yield	WAL
Investment securities:	(Dollars in thousands)
Beginning balance	$382,128	4.35%	3.09	$455,497	4.59%	1.63
Maturities and calls	(10,000)			(25,000)
Net amortization of premiums/discounts	114			2
Purchases - fixed-rate	56,730	5.36	1.72	--	--	--
Change in valuation on AFS securities	508			--
Ending balance	$429,480	4.46%	2.63	$430,499	4.54%	2.48

	For the Year Ended
	September 30, 2006			September 30, 2005
	Amount	Yield	WAL	Amount	Yield	WAL
Investment securities:	(Dollars in thousands)
Beginning balance	$430,499	4.54%	2.48	$638,079	4.89%	1.73
Maturities and calls	(200,510)			(207,000)
Net amortization of premiums/discounts	143			(580)
Purchases - fixed-rate	199,143	5.33	1.39	--	--	--
Change in valuation on AFS securities	205			--
Ending balance	$429,480	4.46%	2.63	$430,499	4.54%	2.48

The following tables summarize the activity in the loan portfolio for the periods indicated, excluding changes in loans in process, deferred fees and allowance for loan losses. Included in the year ended September 30, 2006 repayment amount is $47.6 million of loans which were repurchased by a seller which were purchased during fiscal year 2005.

	For the Three Months Ended
	September 30, 2006		September 30, 2005
	Amount	Rate	Amount	Rate
Loans receivable:	(Dollars in thousands)
Beginning balance	$5,601,211	5.51%	$5,236,109	5.38%
Originations and refinances	215,763	6.63	264,867	5.67
Purchases	85,295	6.08	299,648	5.11
Repayments	(240,209)		(307,092)
Principal balance of loans related to loan swap transaction	(404,819)	5.72	--	--
Other	232		855
Ending balance	$5,257,473	5.55%	$5,494,387	5.39%

	For the Year Ended
	September 30, 2006		September 30, 2005
	Amount	Rate	Amount	Rate
Loans receivable:	(Dollars in thousands)
Beginning balance	$5,494,387	5.39%	$4,794,442	5.38%
Originations and refinances	811,246	6.37	867,522	5.51
Purchases	329,319	5.52	857,207	5.03
Repayments	(973,054)		(1,026,175)
Principal balance of loans related to loan swap transaction	(404,819)	5.72	--	--
Other	394		1,391
Ending balance	$5,257,473	5.55%	$5,494,387	5.39%

The following tables present loan origination, refinance, purchase, and modification activity for the periods indicated. Loan originations, purchases and refinances are reported together as one total. The fixed-rate origination one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate origination one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate origination one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination and adjustable-rate origination one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Three Months Ended
	September 30, 2006			September 30, 2005
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-Rate:	(Dollars in thousands)
Origination - one- to four-family
<= 15 years	$22,319	6.11%	7.41%	$45,053	5.08%	7.98%
> 15 years	134,827	6.41	44.78	150,409	5.61	26.65
Other real estate	147	7.00	0.05	1,180	6.00	0.21
Non real estate	16,362	7.54	5.44	10,291	7.31	1.82
Total fixed-rate loan originations	173,655	6.48	57.68	206,933	5.58	36.66

Adjustable-Rate:
Origination - one- to four-family
<= 36 months	8,825	5.77	2.93	51,217	5.12	9.07
> 36 months	92,833	5.94	30.84	274,353	5.02	48.60
Non real estate	25,745	8.59	8.55	32,012	7.47	5.67
Total adjustable-rate loan originations	127,403	6.46	42.32	357,582	5.25	63.34

Total loan originations and purchases	$301,058	6.47%	100.00%	$564,515	5.37%	100.00%

Purchased loans included above:
Fixed-rate purchased loans	$18,711	6.56%		$21,158	5.61%
Adjustable-rate purchased loans	$66,584	5.95%		$278,489	5.07%

	For the Year Ended			For the Year Ended
	September 30, 2006			September 30, 2005
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-Rate:	(Dollars in thousands)
Origination - one- to four-family
<= 15 years	$106,519	5.72%	9.34%	$215,277	5.05%	12.48%
> 15 years	474,376	6.17	41.59	427,961	5.61	24.81
Other real estate	12,795	6.52	1.12	9,368	6.35	0.54
Non real estate	51,078	7.58	4.48	29,802	7.07	1.73
Total fixed-rate loan originations	644,768	6.21	56.53	682,408	5.51	39.56

Adjustable-Rate:
Origination - one- to four-family
<= 36 months	67,248	5.00	5.90	193,903	4.78	11.24
> 36 months	326,593	5.50	28.63	728,891	4.97	42.27
Non real estate	101,956	8.30	8.94	119,527	6.58	6.93
Total adjustable-rate loan originations	495,797	6.01	43.47	1,042,321	5.12	60.44

Total loan originations and purchases	$1,140,565	6.12%	100.00%	$1,724,729	5.27%	100.00%

Purchased loans included above:
Fixed-rate purchased loans	$83,437	6.07%		$129,215	5.26%
Adjustable-rate purchased loans	$245,882	5.34%		$727,992	5.00%

The following table presents the Company’s loan portfolio at the dates indicated.

	September 30, 2006			September 30, 2005
	Amount	Rate	% of Total	Amount	Rate	% of Total
	(Dollars in thousands)
Fixed-Rate Loans:
One- to four- family real estate
<= 15 years	$1,127,945	5.30%	21.46%	$1,300,342	5.28%	23.67%
> 15 years	1,903,789	5.95	36.21	1,973,285	5.89	35.91
Other real estate	86,761	6.34	1.65	75,405	6.12	1.38
Non real estate	67,083	7.57	1.27	39,687	7.05	0.72
Total fixed-rate loans:	3,185,578	5.76	60.59	3,388,719	5.67	61.68

Adjustable-Rate Loans:
One- to four- family real estate
<= 36 months	989,316	4.76	18.82	825,473	4.63	15.02
> 36 months	910,455	5.13	17.32	1,089,906	4.77	19.84
Other real estate	15,465	5.33	0.29	19,470	4.67	0.35
Non real estate	156,659	8.63	2.98	170,819	7.58	3.11
Total adjustable-rate loans	2,071,895	5.22	39.41	2,105,668	4.94	38.32
Total Loans	5,257,473	5.55%	100.00%	5,494,387	5.39%	100.00%

Less:
Loans in process	22,605			14,803
Deferred fees and discounts	9,318			10,856
Allowance for loan losses	4,433			4,598
Total loans receivable, net	$5,221,117			$5,464,130

The following table presents the Company’s 30-89 day delinquent loans, non-performing loans and real estate owned, at the dates indicated.
	September 30,
	2006	2005
Asset Quality Information:	(Dollars in thousands)
Loans 30-89 days delinquent	$20,478	$25,518
Non-performing loans	5,609	5,158
Real estate owned	2,401	1,653
Asset Quality Ratios:
Non-performing assets to total assets at
end of period	0.10%	0.08%
Non-performing loans to total loans	0.11%	0.09%

The following table presents the Company’s allowance for loan losses and related ratios at the dates and for the periods indicated.
	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2006	2005	2006	2005
Allowance for loan losses:	(Dollars in thousands)
Beginning balance	$4,649	$4,413	$4,598	$4,495
Losses charged against the allowance:
One- to four-family loans	6	26	95	91
Consumer loans	6	14	37	56
Total charge-offs	12	40	132	147
Recoveries	--	10	1	35
Allowance on loans in the loan swap transaction	(281)	--	(281)	--
Provision charged to expense	77	215	247	215
Ending balance	$4,433	$4,598	$4,433	$4,598

Allowance for loan losses to non-
performing loans			79.03%	89.14%
Allowance for loan losses to loans
receivable, net			0.08%	0.08%

The table below presents the Company’s deposit portfolio at the dates indicated.

	At			At
	September 30, 2006			September 30, 2005
		Average	% of		Average	% of
	Amount	Cost	Total	Amount	Cost	Total
	(Dollars in thousands)
Checking	$402,898	0.21%	10.33%	$398,490	0.21%	10.06%
Passbook & passcard	106,347	0.65	2.73	121,133	0.65	3.06
Money market	808,910	3.31	20.74	873,570	2.06	22.06
Certificates	2,582,276	4.35	66.20	2,567,104	3.35	64.82
Total deposits	$3,900,431	3.61%	100.00%	$3,960,297	2.67%	100.00%

Management’s Discussion of Dividends
We strive to enhance shareholder value while maintaining a strong capital position. We continue to provide returns to shareholders through our dividend payments. On October 24, 2006, the Board declared a $0.50 per share dividend to shareholders of record on November 3, 2006, payable on November 17, 2006. Due to Capitol Federal Savings Bank MHC’s (“MHC”) waiver of dividends, the dividend of $0.50 per share will be paid only on public shares. Total dividends declared during the fiscal year 2006 were $2.30 per share. On November 8, 2006, the Board approved a special year end dividend of $0.09 per share payable on December 1, 2006 to shareholders of record as of the close of business on November 17, 2006. Our cash dividend payout policy is continually reviewed by management and the Board, and our ability to pay dividends under the policy depends upon a number of factors including the Company’s financial condition, results of operations, regulatory capital requirements of the Bank, other regulatory limitations on the Bank’s ability to make capital distributions to the Company and the continued waiver of dividends by MHC.

Because the Company has a relatively unique corporate structure, the reporting of certain information under generally accepted accounting principles (“GAAP”) is not necessarily reflective of the process considered by the Board in connection with its dividend policy. The earnings per share amounts in the following table are presented in accordance with GAAP. Included in the GAAP earnings per share calculations are the average shares held by MHC. It is expected that MHC will continue to waive future dividends except to the extent dividends are needed to fund its continuing operations.

The following is a reconciliation of the denominators of the basic and diluted earnings per share calculations.

	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Dollars in thousands, except per share amounts)
Net income	$9,911	$12,844	$48,117	$65,059

Average common shares outstanding	72,406,026	72,513,175	72,518,562	72,429,832
Average committed ESOP shares outstanding	151,778	151,778	76,236	76,236
Total basic average common shares
outstanding	72,557,804	72,664,953	72,594,798	72,506,068

Effect of dilutive RRP shares	6,470	3,454	3,648	2,674
Effect of dilutive stock options	203,218	445,437	255,245	573,063
Total diluted average common shares
outstanding	72,767,492	73,113,844	72,853,691	73,081,805

Net earnings per share
Basic	$0.14	$0.18	$0.66	$0.90
Diluted	$0.14	$0.18	$0.66	$0.89

Because of the waiver of dividends by MHC, the inclusion of shares held by MHC understates earnings available to be paid out through dividends to public shareholders of Company stock. The following table is presented to provide a better understanding of the information the Board reviews when considering the amount of dividends to declare. The table presents basic and diluted earnings per share, excluding shares held by MHC from the earnings per share calculation. The following information is not presented in accordance with GAAP.
	For the Three Months Ended		For the Year Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(Dollars in thousands, except per share amounts)
Net income	$9,911	$12,844	$48,117	$65,059

Basic average common shares outstanding	72,557,804	72,664,953	72,594,798	72,506,068
Average shares held by MHC	(52,192,817)	(52,192,817)	(52,192,817)	(52,192,817)
Total adjusted basic average shares held
by public stockholders	20,364,987	20,472,136	20,401,981	20,313,251

Effect of dilutive RRP shares	6,470	3,454	3,648	2,674
Effect of dilutive stock options	203,218	445,437	255,245	573,063
Total adjusted diluted average shares held
by public stockholders	20,574,675	20,921,027	20,660,874	20,888,988

Net earnings per share, available to public stockholders:
Basic	$0.49	$0.62	$2.36	$3.20
Diluted	$0.48	$0.61	$2.33	$3.11

The following table shows the number of shares eligible to receive dividends at September 30, 2006. The unvested shares in ESOP receive dividends that are recorded through compensation expense. MHC has waived its right to dividends.

Total voting shares outstanding at September 30, 2005	74,286,889
Treasury stock acquisitions	(508,551)
RRP grants, net	22,500
Options exercised, net	231,092
Total voting shares outstanding at September 30, 2006	74,031,930
Unvested shares in ESOP	(1,411,470)
Shares held by MHC	(52,192,817)
Total shares eligible to receive dividends at September 30, 2006 (public shares)	20,427,643